Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 10, 2022 with respect to the financial statements of Coeptis Therapeutics, Inc. contained in the Form 8-K of Bull Horn Holdings Corp. We consent to the use of our aforementioned report in the Form 8-K, and to the use of our name as it appears under the caption “Experts.”

/s/ TURNER, STONE & COMPANY, LLP

Dallas, Texas

November 3, 2022